Exhibit 99.5

CONSENT TO BE NAMED A DIRECTOR NOMINEE

ProCap Financial, Inc.

600 Lexington Avenue, Floor 2

New York, New York 10022

ProCap Financial, Inc. (the “Company”) is filing a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the references to me in the Registration Statement and related proxy statement/prospectus as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the business combination described therein, and to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 27, 2025

/s/ Eric Jackson
Name:	Eric Jackson